NEWS

EMRISE
CORPORATION
2530 Meridian Parkway Durham, NC 27713 (408) 200-3040 • (408) 550-8340 www.emrise.com

CONTACT:
Allen & Caron Inc
Rene Caron (investors)
Len Hall (media)
(949) 474-4300
rene@allencaron.com
len@allencaron.com

EMRISE CORPORATION PROVIDES OPERATIONAL UPDATE

Consolidated Results Negatively Impacted by Continued Weakness in U.S. Communications Business, Exchange Rate Fluctuations; Business Units in England and France Remain on Plan

DURHAM, NC – September 26, 2012…EMRISE CORPORATION (OTCQB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, announced today that due to continued weakness in the performance of its U.S. Communications Equipment business unit, and the significant projected impact of currency exchange rate fluctuations on consolidated revenues, the Company expects 2012 revenues will be similar to 2011 revenues and will not increase by the 11 percent to 14 percent as previously forecasted. However, its three principal business units in England and France continue to grow and perform as expected in the Company’s 2012 operating plan as denominated in their local currencies.

EMRISE also reconfirmed that it believes the Company will achieve operating profitability in the third and fourth quarters of 2012. However, due to the ongoing weakness of the Company’s U.S. Communications Equipment business unit and uncertainties caused by fluctuations in the exchange rate of the U.S. Dollar to the British Pound Sterling and Euro, the Company cannot reconfirm at this time that it will achieve net profits for the 2012 third and fourth quarters or profitability for the full year.

Chairman and Chief Executive Officer Carmine T. Oliva said, “We remain optimistic about our future and are firmly committed to completing the execution of our turnaround strategy. We have made significant progress in improving the Company’s performance since the beginning of 2011, and we remain encouraged by the size of our backlog and the continued strong performance of our business units in England and France, particularly with our English subsidiary’s order bookings of in-flight entertainment and connectivity products, and our French subsidiary’s success with early acceptance of our new products in a broad range of markets.”

EMRISE will comment on its outlook for profitability in the 2012 fourth quarter and for the year when the Company announces its financial results for the third quarter ended September 30, 2012, in November of this year.

About EMRISE Corporation
EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks. The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the Company's Communications Equipment business units. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity systems is a primary growth driver for the Company's Electronic Devices business units. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. For more information on EMRISE, go to www.emrise.com.

EMRISE common stock trades under the symbol EMRI on OTCQB, the venture marketplace for companies that are current in their reporting with a U.S. regulator. Investors can find Real-Time quotes and market information for EMRISE at www.otcmarkets.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
The matters discussed in this press release, including without limitation EMRISE’s expectations regarding 2012 revenues and its ability to achieve operating profitability in the third and fourth quarters of 2012, as well as the statements regarding net profits for the 2012 third and fourth quarters or profitability for the full year are forward-looking statements that involve a number of risks and uncertainties. The actual future results of EMRISE Corporation could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, unforeseen technical issues, unexpected vendor or customer delays, and unexpected changes in the economic, political or overall business climate. The Company also refers you to those factors contained in the "Risk Factors" Section of EMRISE's Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.
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